Exhibit 10.133

EXECUTION

AMENDMENT NO. 1

TO MASTER REPURCHASE AGREEMENT

Amendment No. 1 to Master Repurchase Agreement, dated as of January 30, 2015 (this “Amendment”), by and among Bank of America, N.A. (“Buyer”), PennyMac Operating Partnership, L.P. (“Seller”) and PennyMac Mortgage Investment Trust (“Guarantor”).

RECITALS

Buyer, Seller and Guarantor are parties to that certain Master Repurchase Agreement, dated as of July 9, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Master Repurchase Agreement”; as amended by this Amendment, the “Master Repurchase Agreement”).

Buyer, Seller and Guarantor have agreed, subject to the terms and conditions of this Amendment, that the Existing Master Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Master Repurchase Agreement. As a condition precedent to amending the Existing Master Repurchase Agreement, Buyer has required Guarantor to ratify and affirm the Guaranty on the date hereof.

Accordingly, Buyer, Seller and Guarantor hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Master Repurchase Agreement is hereby amended as follows:

SECTION 1. Definitions. Section 2 of the Existing Master Repurchase Agreement is hereby amended by:

1.1 deleting the definitions of “Agency Security”, “Appraised Value”, “ERISA”, “ERISA Affiliate”, “High Cost Mortgage Loan”, “Market Value”, “Mortgage Loan”, “Multiemployer Plan”, “Noncompliant I”, “Noncompliant II”, “Plan”, “Underwriting Guidelines” and “Wet Mortgage Loan Maximum Dwell Time” in their entirety and replacing them with the following:

“Agency Security” means a Mortgage-Backed Security either (a) issued by an Agency or (b) issued by Seller, guaranteed by VA or RD or insured by FHA, and comprised of VA Loans, RD Loans or FHA Loans, as applicable.

“Appraised Value” means the lesser of the sales price and the value set forth in an appraisal made by an appraiser who meets the minimum requirements of the relevant Agency, FHA, VA or RD, as applicable, in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“ERISA” mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

“ERISA Affiliate” means any person (as defined in section 3(9) of ERISA) that together with Seller, Underlying Repurchase Counterparty, Guarantor or any of their Subsidiaries would be a member of the same “controlled group” or treated as a single employer within the meaning of Section 414 of the Code or ERISA Section 4001.

“High Cost Mortgage Loan” means a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994; (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) a “high cost loan” as defined by an Agency, FHA, VA or RD, as applicable.

“Market Value” means, with respect to a Mortgage Loan, the fair market value of the Mortgage Loan determined by Buyer. Buyer’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of Buyer. At no time and in no event will the Market Value of a Purchased Mortgage Loan be greater than the Market Value of such Purchased Mortgage Loan on the Purchase Date. Any Mortgage Loan that is not an Eligible Mortgage Loan shall have a Market Value of zero.

“Mortgage Loan” means any first lien Conforming Mortgage Loan, FHA Loan (including a FHA Streamline Refinance Mortgage Loan), RD Loan, VA Loan (including a VA Streamline Refinance Mortgage Loan) or Jumbo Mortgage Loan (including a Jumbo High LTV Mortgage Loan) which is a fixed or floating rate, one to four family residential mortgage loan evidenced by a promissory note and secured by a mortgage, which satisfies the requirements set forth in (a) the Underwriting Guidelines and (b) Section 13(b) hereof; provided, however, that, except as expressly approved in writing by Buyer, Mortgage Loans shall not include any High Cost Mortgage Loans and; provided, further, that the related initial Purchase Date is no more than sixty (60) days following the origination date.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“Noncompliant I” means either (a) a Purchased Mortgage Loan other than a Jumbo Mortgage Loan (including a Jumbo High LTV Mortgage Loan), which has been subject to one or more Transactions hereunder for a period of greater than 30 calendar days but not greater than 60 calendar days, or (b) a Purchased Mortgage Loan that is a Jumbo Mortgage Loan (including a Jumbo High LTV Mortgage Loan), which has been subject to one or more Transactions hereunder for a period of greater than 180 calendar days but not greater than 210 calendar days.

“Noncompliant II” means either (a) a Purchased Mortgage Loan other than a Jumbo Mortgage Loan (including a Jumbo High LTV Mortgage Loan), which has been subject to one or more Transactions hereunder for a period of greater than 60 calendar days but not greater than 90 calendar days, or (b) a Purchased Mortgage Loan that is a Jumbo Mortgage Loan (including a Jumbo High LTV Mortgage Loan), which has been subject to one or more Transactions hereunder for a period of greater than 210 calendar days but not greater than 240 calendar days.

“Plan” mean any Multiemployer Plan or single-employer plan as defined in section 4001 of ERISA, that is maintained and contributed to by (or to which there is an obligation to contribute of), or at any time during the five (5) calendar years preceding the date of this Agreement was maintained or contributed to by (or to which there is an obligation to contribute of), Seller, Underlying Repurchase Counterparty, Guarantor or by a Subsidiary of Seller, Underlying Repurchase Counterparty, Guarantor or an ERISA Affiliate.

“Underwriting Guidelines” means the standards, procedures and guidelines of the Underlying Repurchase Counterparty for underwriting Mortgage Loans, which are set forth in the written policies and procedures of the Underlying Repurchase Counterparty (a copy of which is attached hereto as Exhibit F), the Fannie Mae Single-Family Selling and Servicing Guide, the Freddie Mac Single-Family Seller/Servicer Guide or the underwriting guidelines relating to VA Loans, RD Loans or FHA Loans and such other guidelines as are identified and approved in writing by Buyer.

“Wet Mortgage Loan Maximum Dwell Time” means, with respect to each Wet Mortgage Loan, the date which is seven (7) Business Days after the related Purchase Date.

1.2 deleting the definitions of “Event of Termination”, “PMC Facility” and “PMC Purchase Date” in their entirety and all references thereto.

1.3 adding the following definitions in their proper alphabetical order:

“FHA Streamline Refinance Mortgage Loan” means a FHA Loan originated and underwritten in accordance with the “FHA streamline refinance” program and FHA Regulations.

“Jumbo High LTV Mortgage Loan” means a Jumbo Mortgage Loan which meets the criteria set forth in the Transactions Terms Letter.

“Reportable Event” means an event described in Section 4043(b) of ERISA with respect to a Plan as to which the thirty (30) days’ notice requirement has not been waived by the PBGC.

“RD” means the United States Department of Agriculture Rural Development and any successor thereto.

“RD Loan” means a first lien Mortgage Loan originated in accordance with the criteria established by and guaranteed by the RD.

“RD Loan Guaranty Agreement” means the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor.

“RD Regulations” means the regulations promulgated by the RD under the Consolidated Farm and Rural Development Act of 1977; and other RD issuances relating to rural housing loans codified in the Code of Federal Regulations.

“VA Streamline Refinance Mortgage Loan” means a VA Loan originated and underwritten in accordance with the “VA Streamline Refinance” program and VA regulations.

SECTION 2. Income Payments. Section 7 of the Existing Master Repurchase Agreement is hereby amended by deleting subsection (e) in its entirety and replacing it with the following:

e. Except as otherwise specifically provided herein, all payments hereunder must be received by Buyer on the date when due and shall be made in United States dollars by wire transfer of immediately available funds in accordance with Buyer’s wire instructions set forth on Exhibit A. All payments made by or on behalf of Seller with respect to any Transaction shall be applied to Seller’s account in accordance with Section 3(i)(2)(ii) and Section 7(b) and shall be made in such amounts as may be necessary in order that all such payments after withholding for or on account of any present or future Taxes imposed by any Governmental Authority, other than any Excluded Taxes, compensate Buyer for any additional cost or reduced amount receivable of making or maintaining Transactions as a result of such Taxes. All payments to be made by or on behalf of Seller with respect to any Transaction shall be made without set-off, counterclaim or other defense.

SECTION 3. Security Interest. Section 8 of the Existing Master Repurchase Agreement is hereby amended by deleting subsection (a) in its entirety and replacing it with the following:

(a) Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, and in any event, Seller hereby pledges to Buyer as security for the performance by Seller of its Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Mortgage Loans, any Agency Security or right to receive such Agency Security when issued to the extent backed by any of the Purchased Mortgage Loans, the Records (including, without limitation, copies of all documentation in connection with the underwriting and origination of any Purchased Mortgage Loan that evidences compliance with the Ability to Repay Rule and the QM Rule), all related Servicing Rights, the Program Agreements (to the extent such Program Agreements and Seller’s right thereunder relate to the Purchased Mortgage Loans), any related Purchase Commitments, any Property relating to the Purchased Mortgage Loans, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance and FHA Mortgage Insurance Contracts, VA Loan Guaranty Agreements and RD Loan Guaranty Agreements (if any), Income, the Collection Account and all amounts held therein, the Over/Under Account and all amounts held therein, Underlying Interest Rate Protection Agreements to the

extent of the Purchased Mortgage Loans protected thereby, accounts (including any interest of Seller in escrow accounts), all of Seller’s right (but not its obligations), title and interest in, to and under the Underlying Repurchase Transactions and all of Seller’s rights (but not its obligations) against and in respect of the Underlying Repurchase Counterparty related to the Underlying Repurchase Transactions, and any other contract rights, instruments, accounts, payments, rights to payment (including payments of interest or finance charges) related to the Purchased Mortgage Loans, all collateral, however defined, securing any other agreement between Seller or Guarantor on the one hand and Buyer on the other hand, general intangibles and other assets relating to the Purchased Mortgage Loans (including, without limitation, any other accounts) or any interest in the Purchased Mortgage Loans, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Trust Receipt, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).

SECTION 4. Conditions Precedent. Section 10(b) of the Existing Master Repurchase Agreement is hereby amended by adding the following subsection (17) to the end thereof:

(17) No PLS Default. Neither PennyMac Loan Services, LLC, Private National Mortgage Acceptance Company, LLC nor any of their respective Affiliates is in default under any Indebtedness of PennyMac Loan Services, LLC, Private National Mortgage Acceptance Company, LLC nor any of their respective Affiliates with Buyer or any of Buyer’s Affiliates.

SECTION 5. Program; Costs. Section 11 of the Existing Master Repurchase Agreement is hereby amended by deleting subsection (e) in its entirety and replacing it with the following:

(e)(i) All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees or withholdings (including backup withholdings), and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority (collectively, “Taxes”), but excluding income taxes (however denominated), branch profits taxes and franchise taxes imposed by the United States, a state or a foreign jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof (such exclusions from Taxes, “Excluded Taxes”), all of which shall be paid by Seller for its own account not later than the date when due. If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (i) make such deduction or withholding; (ii) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (iii) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (iv) pay to Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all

Indemnified Taxes (as defined below), a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made. In addition, Seller agrees to timely pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp, court or documentary taxes, intangible, filing, excise, property or similar Taxes (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery, performance or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement (“Other Taxes”). Taxes other than Excluded Taxes shall be referred to in this Agreement as “Indemnified Taxes”.

(ii) Seller shall, within 10 days after demand therefor, indemnify and hold Buyer harmless from and against the full amount of any and all Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and Other Taxes arising with respect to the Purchased Assets, the Principal Agreements and other documents related thereto and fully indemnify and hold Buyer harmless from and against any and all liabilities or expenses with respect to or resulting from any delay or omission to pay such Taxes, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or assessed by the relevant Governmental Authority. A certificate as to the amount of any payment or liability of Buyer with respect to such Indemnified Taxes or Other Taxes delivered to Seller by Buyer shall be conclusive absent manifest error.

(iii) Any Buyer that is not incorporated under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) and that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall provide Seller with properly completed United States Internal Revenue Service (“IRS”)
Form W-8BEN, W-8BEN-E, W-8IMY or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces or eliminates the rate of withholding Tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer. If an IRS form previously delivered expires or becomes obsolete or inaccurate in any respect, each Foreign Buyer will update such form or promptly notify Seller of its legal inability to do so. For any period with respect to which a Foreign Buyer has failed to provide Seller with the appropriate IRS forms prescribed by this Section 11(e)(iii) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which such form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Indemnified Taxes or indemnification under Section 11(e)(ii) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver an IRS form required hereunder, Seller shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

(iv) Nothing contained in this Section 11(e) shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary or otherwise subject Buyer to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of Buyer.

SECTION 6. Representations and Warranties. Section 13(a) of the Existing Master Repurchase Agreement is hereby amended by deleting subsections (20), (24) and (26) in their entirety and replacing them with the following:

(20) ERISA. Seller, Underlying Repurchase Counterparty, Guarantor and each Plan is in compliance in all material respects with the requirements of ERISA and the Code, and no Reportable Event has occurred with respect to any Plan maintained by Seller, Underlying Repurchase Counterparty, Guarantor or any of their ERISA Affiliates. The present value of all accumulated benefit obligations under each Plan subject to Title IV of ERISA or Section 412 of the Code (based on the assumptions used for purposes of Accounting Standards Codification (ASC) 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of ASC 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans. Seller, Underlying Repurchase Counterparty, Guarantor and their Subsidiaries and their ERISA Affiliates do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law (collectively, “COBRA”) at no cost to the employer. The assets of Seller, Underlying Repurchase Counterparty and Guarantor are not “plan assets” within the meaning of 29 CFR 2510.3-101 as modified by section 3(42) of ERISA.

(24) Agency Approvals. To the extent previously approved, Underlying Repurchase Counterparty is an FHA Approved Mortgagee, a VA Approved Lender and a RD approved lender. To the extent previously approved, Underlying Repurchase Counterparty is also approved by Fannie Mae as an approved seller/servicer, Freddie Mac as an approved seller/servicer, GNMA as an approved issuer to the extent previously approved and, to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. In each such case, Underlying Repurchase Counterparty is in good standing, with no event having occurred or Underlying Repurchase Counterparty having any reason whatsoever to believe or suspect will occur prior to the issuance of the Agency Security or the consummation of the Purchase Commitment, as the case may be, including, without limitation, a change in insurance coverage which would either make Underlying Repurchase Counterparty unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency or to the Department of Housing and Urban Development, FHA, VA or RD. Should Underlying Repurchase Counterparty for any reason cease to possess all such applicable approvals, or should a change in insurance coverage require notification to the relevant Agency or to the Department of Housing and Urban Development, FHA, VA or RD, Seller shall so notify Buyer immediately in writing. Servicer has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

(26) Reserved.

SECTION 7. Covenants. Section 14 of the Existing Master Repurchase Agreement is hereby amended by deleting subsections (y) and (bb) in their entirety and replacing them with the following:

(y) Agency Approvals; Servicing. Seller and Underlying Repurchase Counterparty, as applicable, shall maintain its status with Fannie Mae as an approved seller/servicer, Freddie Mac as an approved seller/servicer and GNMA as an approved issuer to the extent previously approved, in each case in good standing. Servicer shall service all Purchased Mortgage Loans which are Committed Mortgage Loans in accordance with the applicable agency guide. Should Servicer, for any reason, cease to possess all such applicable Agency approvals, or should a change in insurance coverage require notification to the relevant Agency or to the Department of Housing and Urban Development, FHA, VA or RD be required, such Seller shall so notify Buyer immediately in writing. Notwithstanding the preceding sentence, Servicer shall take all necessary action to maintain all of their applicable Agency approvals at all times during the term of this Agreement and each outstanding Transaction. Servicer shall maintain adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

(bb) Reserved.

SECTION 8. Event of Default. Section 15 of the Existing Master Repurchase Agreement is hereby amended by:

8.1 deleting subsection (b) in its entirety and replacing it with the following:

(b) Cross Default. Seller, Guarantor, Underlying Repurchase Counterparty or any of their Affiliates shall (i) default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between Seller or such other entity, on the one hand, and Buyer or any of Buyer’s Affiliates on the other, which (A) in the case of an instrument, agreement or contract for borrowed funds, the aggregate amount of funds that Seller or such other entity may borrow thereunder is at least $1,000,000, and (B) in all other cases, results in a liability to the Seller or such other entity of at least $1,000,000; (ii) default under, or fail to perform as required under, the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds or any other material agreement entered into by Seller or such other entity and any third party in each case under which the aggregate amount of funds that Seller or such other entity may borrow is at least $10,000,000, and which default or failure entitles any party to require acceleration or prepayment of any indebtedness thereunder; or (iii) otherwise fail to pay a matured debt obligation under an agreement pursuant to which the aggregate amount of funds that Seller or such other entity may borrow is at least $10,000,000.

8.2 adding the following subsection (u) immediately following subsection (t) thereof:

(u) ERISA.

(i) Any Plan maintained by Seller, Underlying Repurchase Counterparty, Guarantor, any Subsidiary of Seller, Underlying Repurchase Counterparty or Guarantor or any ERISA Affiliate shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by an appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation (or any successor thereto) shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan if as of the date thereof Seller’s liability, Underlying Repurchase Counterparty’s liability, Guarantor’s liability, any such Subsidiary’s liability or any ERISA Affiliate’s liability to the PBGC, the Plan or any other entity on termination under the Plan exceeds the then current value of assets accumulated in such Plan by more than fifty thousand ($50,000) dollars (or in the case of a termination involving Seller, Underlying Repurchase Counterparty or Guarantor as a “substantial employer” (as defined in Section 4001 (a)(2) of ERISA) the withdrawing employer’s proportionate share of such excess shall exceed such amount).

(ii) Seller, Underlying Repurchase Counterparty, Guarantor, any Subsidiary of Seller, Underlying Repurchase Counterparty or Guarantor or any ERISA Affiliate, in each case, as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in (a) an annual amount exceeding fifty thousand ($50,000) dollars, or (b) an aggregate amount exceeding five hundred thousand ($500,000) dollars.

(iii)(A) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (B) a determination that a Plan is “at risk” (within the meaning of Section 303 of ERISA) or any Lien in favor of the PBGC or a Plan shall arise on the assets of Buyer or any ERISA Affiliate, (C) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) Seller, Underlying Repurchase Counterparty, Guarantor or any ERISA Affiliate shall file an application for a minimum funding waiver under section 302 of ERISA or section 412 of the Code with respect to any Plan, (E) any obligation for post-retirement medical costs (other than as required by COBRA) exists, or (F) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (A) through (F) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect or (G) the assets of Seller, Underlying Repurchase Counterparty, Guarantor, any Subsidiary of Seller, Underlying Repurchase Counterparty or Guarantor, or any ERISA Affiliate become plan assets within the meaning of 29 CFR 2510.3-101 as modified by section 3(42) of ERISA.

SECTION 9. Reports. Section 17 of the Existing Master Repurchase Agreement is hereby amended by deleting subsections (a)(6), (a)(8) and (k) in their entirety and replacing them with the following:

(a)(6) as soon as available, and in any event within thirty (30) days of receipt, copies of relevant portions of all final written Agency, FHA, VA, RD, Governmental Authority and investor audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis) which provide for or relate to (i) material corrective action required, (ii) material sanctions proposed, imposed or required, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, or (iii) “report cards,” “grades” or other classifications of the quality of Seller’s operations;

(a)(8) as soon as reasonably possible, and in any event within fifteen (15) days after Seller, Underlying Repurchase Counterparty or Guarantor knows or has reason to believe that any of the events or conditions specified below with respect to any Plan has occurred or exists, a statement signed by a senior financial officer of Seller, Underlying Repurchase Counterparty or Guarantor setting forth details respecting such event or condition and the action, if any, that Seller, Underlying Repurchase Counterparty or Guarantor or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Seller, Underlying Repurchase Counterparty, Guarantor or an ERISA Affiliate with respect to such event or condition):

(i) any Reportable Event or failure to meet minimum funding standards, provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code or any request for a waiver under Section 412(c) of the Code for any Plan;

(ii) the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Seller, Underlying Repurchase Counterparty, Guarantor or an ERISA Affiliate to terminate any Plan;

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Seller, Underlying Repurchase Counterparty, Guarantor, any Subsidiary or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by Seller, Underlying Repurchase Counterparty, Guarantor, any Subsidiary or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Seller, Underlying Repurchase Counterparty, Guarantor, any Subsidiary or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against Seller, Underlying Repurchase Counterparty, Guarantor, any Subsidiary or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(vi) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Seller, Underlying Repurchase Counterparty, Guarantor, any Subsidiary or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

(k) the Underlying Repurchase Counterparty for any reason ceases to possess all applicable Agency approvals, or an event has occurred or Underlying Repurchase Counterparty has a reason to believe or suspect that an event will occur prior to the issuance of the Agency Security or the consummation of the Purchase Commitment, that will require notification to an Agency or the Department of Housing and Urban Development, FHA, VA or RD; and

SECTION 10. Notice Information. Section 20 of the Existing Master Repurchase Agreement is hereby amended by deleting the notice information for Buyer in its entirety and replacing it with the following:

If to Buyer:

Bank of America, N.A.

4500 Park Granada

Mail Code: CA7-910-02-38

Calabasas, California 91302

Attention: Adam Gadsby, Managing Director

Telephone: (818) 225-6541

Facsimile: (213) 457-8707

Email: Adam.Gadsby@baml.com

With copies to:

Bank of America, N.A.

One Bryant Park, 11th Floor

Mail Code: NY1-100-11-01

New York, New York 10036

Attention: Eileen Albus, Director, Mortgage Finance

Telephone: (646) 855-0946

Facsimile: (646) 855-5050

Email: Eileen.Albus@baml.com

Bank of America, N.A.

50 Rockefeller Plaza

Mail Code: NY1-050-12-01

New York, New York 10020

Attention: Amie Davis, Assistant General Counsel

Telephone: (646) 855-0183

Fax: (704) 409-0337

E-mail: Amie.Davis@bankofamerica.com

SECTION 11. Tax Treatment. The Existing Master Repurchase Agreement is hereby amended by adding the following Section 41 immediately following Section 40 thereof:

41. Tax Treatment

Each party to this Agreement acknowledges that it is its intent, solely for purposes of United States federal income tax purposes and any corresponding provisions of state, local and foreign law, but not for bankruptcy or any other non-tax purpose, to treat each Transaction as indebtedness of Seller that is secured by the Purchased Mortgage Loans and to treat the Purchased Mortgage Loans as beneficially owned by Seller in the absence of an Event of Default by Seller. All parties to this Agreement agree to such tax treatment and agree to take no action inconsistent with this treatment, unless required by law.

SECTION 12. Representations and Warranties. Schedule 1 to the Existing Master Repurchase Agreement is hereby amended by:

12.1 deleting paragraphs (qq) and (ss) in Part 1 of such Schedule 1 in their entirety and replacing them with the following:

(qq) Primary Mortgage Guaranty Insurance. Each Mortgage Loan is insured as to payment defaults by a policy of primary mortgage guaranty insurance in the amount required where applicable, and by an insurer approved, by the applicable Approved Investor, if applicable, and all provisions of such primary mortgage guaranty insurance have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Each Mortgage Loan which is represented to Buyer to have, or to be eligible for, FHA insurance is insured, or eligible to be insured, pursuant to the National Housing Act. Each Mortgage Loan which is represented by Seller to be guaranteed, or to be eligible for guaranty, by the VA is guaranteed, or eligible to be guaranteed, under the provisions of Chapter 37 of Title 38 of the United States Code. As to each FHA insurance certificate, each VA guaranty certificate and each RD guaranty certificate, Seller has complied with applicable provisions of the insurance for guaranty contract and federal statutes and regulations, all premiums or other charges due in connection with such insurance or guarantee have been paid, there has been no act or omission which would or may invalidate any such insurance or guaranty, and the insurance or guaranty is, or when issued, will be, in full force and effect with respect to each Mortgage Loan. There are no defenses, counterclaims, or rights of setoff affecting the Mortgage Loans or affecting the validity or enforceability of any private mortgage insurance or FHA insurance, any VA guaranty or any RD guaranty applicable to the Mortgage Loans.

(ss) FHA Mortgage Insurance; VA Loan Guaranty; RD Loan Guaranty. With respect to the FHA Loans, the FHA Mortgage Insurance Contract is in full force and effect and there exists no impairment to full recovery without indemnity to the Department of Housing and Urban Development or the FHA under FHA Mortgage Insurance. With respect to the VA Loans, the VA Loan Guaranty Agreement is in full force and effect to the maximum extent stated therein. With respect to the RD Loans, the RD Loan Guaranty Agreement is in full force and effect to the maximum extent stated therein. All necessary steps have been taken to keep such guaranty or insurance valid, binding and enforceable and each of such is the binding, valid and enforceable obligation of the FHA, VA and RD, respectively, to the full extent thereof, without surcharge, set-off or defense. Each FHA Loan, VA Loan and RD Loan was originated in accordance with the criteria of the FHA, VA or RD, as applicable, for purchase of such Mortgage Loans.

12.2 deleting paragraph (n) in Part 2 of such Schedule 1 in its entirety and replacing it with the following:

(n) Agency Approvals. With respect to each Agency Security and to the extent necessary, the Underlying Repurchase Counterparty is an FHA Approved Mortgagee, a VA Approved Lender, a RD approved lender and a GNMA Approved Lender. The Underlying Repurchase Counterparty is also approved by Fannie Mae as an approved lender and Freddie Mac as an approved seller/servicer, and, to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. In each such case, the Underlying Repurchase Counterparty is in good standing, with no event having occurred or Underlying Repurchase Counterparty having any reason whatsoever to believe or suspect will occur prior to the issuance of the Agency Security or the consummation of the Purchase Commitment, as the case may be, including, without limitation, a change in insurance coverage which would either make the Underlying Repurchase Counterparty unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency or to the Department of Housing and Urban Development, FHA, VA or RD. Should the Underlying Repurchase Counterparty for any reason cease to possess all such applicable approvals, or should notification to the relevant Agency or to the Department of Housing and Urban Development, FHA, VA or RD be required, Seller shall so notify Buyer immediately in writing.

SECTION 13. Fees and Expenses. Seller hereby agrees to pay to Buyer, on demand, any and all reasonable fees, costs and expenses (including reasonable fees and expenses of counsel) incurred by Buyer in connection with the development, preparation and execution of this Amendment, irrespective of whether any transactions hereunder are executed.

SECTION 14. Conditions Precedent. This Amendment shall become effective as of the date hereof, upon Buyer’s receipt of this Amendment, executed and delivered by a duly authorized officer of Buyer, Seller and Guarantor.

SECTION 15. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Master Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 16. Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

SECTION 17. Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 18. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

SECTION 19. Reaffirmation of Guaranty. The Guarantor hereby (i) agrees that the liability of Guarantor or rights of Buyer under the Guaranty shall not be affected as a result of this Amendment, (ii) ratifies and affirms all of the terms, covenants, conditions and obligations of the Guaranty and (iii) acknowledges and agrees that such Guaranty is and shall continue to be in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

BANK OF AMERICA, N.A., as Buyer

By:	/s/ Adam Robitshek Name: Adam Robitshek Title: Vice President

PENNYMAC OPERATING PARTNERSHIP, L.P., as Seller

By:	PennyMac GP OP, Inc., its General Partner

By:	/s/ Pamela Marsh Name: Pamela Marsh Title: Executive Vice President, Treasurer

PENNYMAC MORTGAGE INVESTMENT TRUST, as Guarantor

By:	/s/ Pamela Marsh Name: Pamela Marsh Title: Executive Vice President, Treasurer

Signature Page to Amendment No. 1 to Master Repurchase Agreement